CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 22, 2007, relating to the financial statements and financial highlights which appear in the April 30, 2007 Annual Report to Shareholders of Phoenix Investment Series Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Non-Public Portfolio Holdings Information”, “Independent Registered Public Accounting Firm” and “Reports to Shareholders” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

August 23, 2007